EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Discovery Holding Company:
      We consent to the incorporation by reference in the following registration statements of Discovery Holding Company of our report dated March 23, 2006, with respect to the consolidated balance sheets of Discovery Holding Company as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive earnings (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of Discovery Holding Company.

Registration
Form	Statement No.	Description

S-8	333-127715	2005 Incentive Plan
S-8	333-127712	Transitional Stock Adjustment Plan
S-8	333-127713	2005 Nonemployee Director Incentive Plan

KPMG LLP
Denver, Colorado
March 23, 2006